                                                                   EXHIBIT 10.31

                                                                  EXECUTION COPY

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                     DEVELOPMENT AND SUBLICENSING AGREEMENT

         This DEVELOPMENT AND SUBLICENSING AGREEMENT ("Agreement"), effective as of March 5, 2001 by and among CELL-MATRIX, INC., a Nevada corporation, with its administrative offices located at Four Hook Road, Sharon Hill, Pennsylvania 19079 ("CMI") and EYETECH PHARMACEUTICALS, INC., a Delaware corporation with its principal offices located at 666 Fifth Avenue, 35th Floor, New York, New York 10103 ("EyeTech") (each of CMI and EyeTech is hereinafter referred to as a "Party" and collectively as, the "Parties."). Unless otherwise defined in this Agreement, all capitalized terms shall have the meanings given to them in
Section 1.1 of this Agreement.

                                    RECITALS

         1. WHEREAS, CMI is the licensee of certain antibodies that are believed to inhibit angiogenesis in the eye;

         2. WHEREAS, EyeTech believes that the Antibodies may result in products that are complementary to EyeTech's product and business line that focus on the treatment of diseases in the back of the eye;

         3. WHEREAS, CMI and EyeTech entered into a binding letter of intent dated as of November 30, 2000 (the "LOI") in which they agreed to enter into definitive documentation in the form of this Development and Sublicensing Agreement which would set forth in detail the terms and conditions under which EyeTech would sublicense the Antibodies from CMI and then develop the Products with the purpose of commercially developing ophthalmic therapeutic products and diagnostic products that are based on biological pathways that antagonize cryptic epitopes in denatured collagens to prevent, inhibit, treat or detect angiogenesis in the eye (the "Objective"); and

         NOW, THEREFORE, the Parties hereto, intending to be legally bound, hereby agree as follows:

                                    SECTION 1
                                   DEFINITIONS

         1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

         "Affiliate" shall mean any Person that, directly or indirectly, through one or more intermediaries, Owns, is Owned by or is under common Ownership with, a Party, where "Own" or "Ownership" means (a) direct or indirect possession of at least fifty percent (50%) of the outstanding voting securities of a corporation or a comparable ownership in any other type of Person, provided, however, that if the law of the jurisdiction in which such entity operates does not allow fifty percent (50%) or greater ownership by a Party, such ownership interest shall be at least equal to the highest level of ownership allowed as provided under the laws of such jurisdiction or (b) that a Person or group of Persons otherwise has the unilateral ability to control and direct the management of the entity, whether by contract or otherwise.

         "AME" shall mean Applied Molecular Evolution, Inc.

         "AME Agreement" shall mean that certain Collaboration Agreement dated as of November 29, 1999, as amended effective July 3, 2000, between CMI and AME.

         "Antibodies" shall mean HUIV26 in Murine and Humanized forms, HU177 in Murine and Humanized Forms, XL313 in Murine Form and peptide RGDKGE within the Field of Use that CMI has licensed from USC pursuant to that certain license agreement effective as of September 14, 1999.

         "Biological Pathway" shall mean any physical or chemical means involving the deployment of Products that antagonize cryptic epitopes in denatured collagens (including, without limitation, Collagen Types I, II, III, IV and V) to prevent, inhibit, treat or detect angiogenesis in the eye.

         "Business Day" shall mean any day other than a Saturday, Sunday or banking holiday in New York City or Sharon Hill, Pennsylvania.

         "Calendar Quarter" shall mean a calendar quarter (i.e., period of three
(3) consecutive months) ending on March 31, June 30, September 30 or December
31.

         "Calendar Year" shall mean any period of twelve (12) consecutive months ending on December 31.

         "Competitive Product" shall mean a product competitive with a Product.

         "Compulsory Sublicense" means a compulsory Sublicense under the Sublicensed Patents obtained by a Third Party through the order, decree, or grant of a governmental authority of competent jurisdiction, authorizing such Third Party to manufacture, use, sell, offer for sale or import a Competitive Product in one or more countries within the Territory.

         "Control", "Controls", and "Controlled" shall mean, with respect to a particular item of information or intellectual property right, that the applicable Party owns or has a Sublicense to such item or right and has the ability to grant to the other Party access to and a Sublicense or sublicense (as applicable) under such item or rights as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party.

         "Damages" shall mean any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses, court costs, and reasonable fees and disbursements of counsel, consultants and expert witnesses incurred by a Party hereto (including any interest payments which may be imposed in connection therewith).

         "Delivery Date" shall mean the date that is ten (10) days after the Effective Date.

         "Diagnostic Product" shall mean any Product used in the detection or assessment of disease within the Field of Use that falls within the Sublicense granted hereunder.

         "Effective Date" shall mean the date set forth in the introductory paragraph of this Agreement, which shall be no earlier than the date that the Parties have agreed all conditions, representations and warranties contained herein are satisfied or waived.

         "EU" shall mean Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, The Netherlands, Portugal, Spain, Sweden, Switzerland and the United Kingdom, and future members of the European Union (or its successor), upon their admission for full membership (with commercial rights and privileges substantially comparable to those of the foregoing countries)

         "EyeTech Rights" shall mean any invention or inventions, patentable or not, know-how, information and/or data relating to the Product, including, without limitation, pre-clinical studies and clinical trial information, manufacturing processes, formulations, modes of delivery and/or data necessary for the manufacture, use or sale of the Antibodies that are Controlled by EyeTech during the term of this Agreement, and all Patents covering any of the foregoing that are Controlled by EyeTech during the term of this Agreement.

         "FDA" shall mean the United States Food and Drug Administration, or any successor thereto.

         "Field of Use" shall mean all ophthalmologic indications for any Product.

         "First Commercial Sale" shall mean, with respect to any particular country, the first sale of a Product in such country by EyeTech, or any of its Affiliates or sublicensees, after Regulatory Approvals in such country have been granted from the relevant Regulatory Authority in such country for such Product.

         "GAAP" shall mean United States generally accepted accounting principles, consistently applied.

         "Indemnified Party" shall have the meaning given in Section 7.2 hereof.

         "Indemnifying Party" shall have the meaning given in Section 7.2 hereof.

         "Know-How" shall mean the skill or ingenuity based upon the body of knowledge which comprises all of the methods, processes, designs, formulas, expert opinion and all other information and data relating to the Transferred IP or any part thereof (whether patentable or not), in each case within the Field of Use, that, as of the Effective Date or subsequent to the Effective Date are
(i) existing, and (ii) Controlled by CMI as of the Effective Date, in each case which is necessary or useful for the development, manufacture, use, sale or commercialization of the Products. Excluded from Know-How are any Patents, the Sublicensed Patents and the Transferred Assets.

         "LOI" shall have the meaning set forth in the Recitals to this Agreement.

         "Major Countries" shall mean Canada, France, Germany, Italy, Japan, Spain, United Kingdom and the United States.

         "Manufacturing Information" shall mean copies of all existing information in written and electronic form in CMI's possession or control as of the Effective Date, with respect to any Product existing as of the Effective Date, that relates to, in the Field of Use: (1) processes for the production of the Antibodies, and intermediates in the preparation of a Product; (2) the in-process analytical controls for production of each Antibody and Product; (3) the process, formulation and development reports generated for the preparation of each Antibody and Product; (4) the analytical methods and validation for the quality control release of each Antibody and Product; and (5) the stability protocols, stability indicating methods and stability data for each Antibody.

         "NDA" shall mean a New Drug Application filed with the FDA requesting market approval for a new drug product.

         "Net Sales" shall mean, with respect to Product, the gross amount billed or invoiced by EyeTech, its Affiliates or sublicensees, to unrelated Third Parties for the Products in finished product form, less the following deductions, in each case as actually paid or incurred by Eyetech, its Affiliates or sublicensees:

                  (a) trade, quantity and cash discounts allowed, but expressly excluding discounts or allowances offered as part of a package of products that includes a Product sold by EyeTech, its Affiliates or sublicensees;

                  (b) refunds and chargebacks actually provided which effectively reduce the net selling price;

                  (c)      actual product returns, credits and allowances;

                  (d) rebates actually paid or credited to any governmental agency (or branch thereof) or to any Third Party payor, administrator or contractee;

                  (e) discounts mandated by, or granted to meet the requirements of, applicable state, provincial or federal law, wholesaler, including required chargebacks and retroactive price reductions;

                  (f) transportation, freight, postage charges and other charges such as insurance, relating thereto, in each case included as a specific line item on an invoice to such Third Parties; and

                  (g) taxes, excises or other governmental charges upon or measured by the production, sale, transportation, delivery or use of goods, but excluding income taxes, in each case included as a specific line item on an invoice to such Third Parties.

Notwithstanding the foregoing, amounts received by EyeTech, or its Affiliates or sublicensees, for the sale of Products among EyeTech and its Affiliates or sublicensees (as opposed to from Third Parties) for resale shall not be included in the computation of Net Sales hereunder. Net

Sales shall be determined from books and records maintained in accordance with GAAP. In the event the Product is sold as part of a combination product, or as part of bundled products or as part of a delivery system, the Net Sales from the combination product, bundled product or delivery system, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales (as defined without regard to this paragraph) of the combination product by the fraction, A/(A+B) where A is the average sale price of the Product when sold separately in finished form and B is the average sale price of the other product(s) or system sold separately in finished form, or, only if the value of B cannot be determined, where A+B is the average sales price of the product(s) and the delivery system together. If the value of B can be determined, in no event will the sales price of any combination product, bundled product or delivery system product be less than the sum of A and B. In the event that such average sale price cannot be determined for both the Product and such other product(s) or system in combination, the following calculation shall be substituted for the calculation recited in (ii) of the preceding sentence: the Net Sales (as defined without regard to this paragraph) of the combination products shall be multiplied by the fraction C/(C+D) where C is EyeTech's cost of goods of the Product and D is EyeTech's cost of goods for the other product(s) or system, determined in accordance with the method of accounting normally employed by EyeTech in computing cost of goods.

         "Objective" shall have the meaning given in the recitals to this Agreement.

         "Other Product" shall mean any Product that is not an Antibody.

         "Party" shall mean either CMI or EyeTech, and "Parties" shall mean both of CMI and EyeTech.

         "Patents" shall mean patents and patent applications as of the Effective Date or subsequent to the Effective Date relating to any Product, both foreign and domestic, including without limitation, all extensions, reissues, renewals, reexaminations, patents of addition, supplementary protection certificates and inventors' certificates thereof, substitutions, provisionals, divisionals, continuations and continuations-in-part.

         "Person" shall mean a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any governmental authority or any other entity or organization.

         "Pivotal Trial" shall mean either (a) a trial on sufficient numbers of patients that is designed to establish that a Product is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with the pharmaceutical product in the dosage range to be prescribed, and to support Regulatory Approval of such Product or label expansion of such Product, or (b) a clinical trial that began as a trial on sufficient numbers of patients that is designed to establish the safety and biological activity of a Product for its intended use, and to define warnings, precautions and adverse reactions that are associated with the Product in the dosage range to be prescribed, after such date as the U.S. Food and Drug Administration or its successor (or equivalent regulatory authority) has indicated that the applicable Party may reasonably continue such trials with the intention to establish that a Product is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with the pharmaceutical product in the dosage range to be prescribed, and to support Regulatory Approval of such Product or label expansion of such Product.

         "Product" shall mean any Antibody (including, without limitation, any antibody fragments or small or large molecules related thereto) that is covered in whole or in part by one or more pending or unexpired Patents that: (i) employs the Biological Pathway and (ii) is used within the Field of Use, in any formulation, dosage concentration or volume, together with all label expansions, line extensions and improvements thereon, which may be included in any supplement, modification or addition to the filings for Regulatory Approval for such Antibody.

         "Product Data Package" shall include (to the extent such items exist) the following information and data related to a Product in the possession or control of CMI as of the Effective Date: (a) pre-clinical and clinical development protocols, data, and reports; (b) manufacturing development technical reports; (c) toxicology reports; and (d) such other information and data specifically identified in Exhibit A attached hereto.

         "Product Inventory" shall mean any amounts of Antibodies owned by CMI that are delivered to EyeTech pursuant to this Agreement.

         "Reasonable Diligence" shall mean those efforts which a reasonably prudent person knowledgeable in such matters as are relevant here would consider commercially reasonable to further the efforts to develop, obtain Regulatory Approval, and/or commercialize, as applicable, a Product in a country in the Territory, consistent with accepted business practices and legal requirements, and comparable to efforts in the pharmaceutical industry applicable to development, obtaining of Regulatory Approval for, or commercialization of human pharmaceutical products at an equivalent stage of development and similar market potential, profit potential and strategic value in view of conditions then prevailing.

         "Regulatory Approval" shall mean (a) in the United States, approval by the FDA of an NDA, or equivalent application, for marketing approval and satisfaction of any related applicable FDA registration and notification requirements (if any) and (b) in any country other than the United States, all approvals (including any required marketing, pricing and reimbursement approvals) by the Regulatory Authority in such country of a single application or set of applications comparable to an NDA, enabling legal sale of a product in such country.

         "Regulatory Authority" shall mean the FDA in the United States or the equivalent governmental agency having jurisdiction in any other country in the Territory.

         "Regulatory Documents" shall mean the any other regulatory filings with Regulatory Authorities relating to a Product.

         "Royalty Term" shall mean, with respect to each country in which a Product is sold, the period of time equal to the longest of (i) ten (10) years from the date of First Commercial Sale of such Product in such country, (ii) the expiration of the last-to-expire Sublicensed Patent in such country that claims the manufacture, use, and or sale of such Product as such activities are carried out pursuant to this Agreement, (iii) the term set forth in the AME Agreement with respect to all royalty payment obligations contained therein but only to the extent such Product is subject to or covered by such AME Agreement, or (iv) the term set forth in the USC License with respect to all royalty payment obligations contained therein but only to the extent such Product is subject to or covered by such USC License, in each case as determined on a Product-by-Product basis.

         "Sublicense" shall mean the Sublicense granted by CMI to EyeTech pursuant to Section 2.1.

         "Sublicensed Patents" shall mean any Patents listed in Exhibit C (as updated from time to time pursuant to Section 5.6) which claim the manufacture, use, import, offer for sale or sale of Product in accordance with this Agreement and which now or at any time during the term of this Agreement are Controlled by CMI or any Affiliate of CMI.

         "Territory" shall mean the world, unless the Sublicense terminates with respect to a country pursuant to Section 6.7, in which case the Territory shall exclude any country in which the Sublicense has so terminated.

         "Therapeutic Product" shall mean any Product used in the treatment, prevention, or cure of disease within the Field of Use that falls within the Sublicense granted hereunder.

         "Third Party" shall mean a Person other than EyeTech, CMI or their Affiliates.

         "Transferred Assets" shall mean the Product Inventory, cell lines used to produce the Antibodies, DNA encoding of the Antibodies and the Product Data Package, in each case if any.

         "Transferred IP" shall have the meaning set forth in Section 2.1.

         "USC" shall mean the University of Southern California.

         "USC License" shall mean that certain License Agreement effective as of September 14, 1999 between CMI and USC.

                                    SECTION 2
          GRANT OF SUBLICENSES AND TRANSFER AND DELIVERY OF TRANSFERRED
                      ASSETS AND MANUFACTURING INFORMATION

         2.1 Grant of Sublicense. Subject to the terms and conditions of this Agreement, during the term of this Agreement, CMI hereby grants to EyeTech an exclusive sublicense of all CMI's rights in the USC License and the AME Agreement, including, without limitation, its rights in the Antibodies and Products, the sublicensed Patents and Know-How, to make, have made, use, sell, offer to sell, import and export the Products or otherwise necessary to practice this sublicense within the Field of Use throughout the Territory (the "Transferred IP"), with a right to sublicense to its Affiliates or (subject to
Section 2.4) to any other Person; provided, however, EyeTech's sublicense hereunder shall be subject to all terms and conditions of the USC License and the AME Agreement to the extent such provisions are applicable to the Transferred IP. CMI shall be responsible, at its own cost and expense, for obtaining any sublicenses, consents or approvals from Third Parties necessary for CMI to grant to EyeTech the sublicense within the Field of Use contemplated hereunder.

         2.2 Transferred Assets. As of the Effective Date, CMI hereby assigns, transfers and conveys to EyeTech all of CMI's right, title and interest in and to the Transferred Assets (subject to Section 4.4(c)), and EyeTech hereby accepts such assignment, transfer and conveyance. On or before the Delivery Date, CMI shall have delivered to EyeTech all of the Transferred Assets and the Manufacturing Information, which are more specifically set forth on Exhibit B attached hereto. EyeTech shall have up to ten (10) days after such delivery to inventory the delivered Transferred Assets and Manufacturing Information and to give notice to CMI of any Transferred Assets and Manufacturing Information that were not so delivered. If CMI receives notice or otherwise learns after the Delivery Date that it has failed to deliver any Transferred Assets or Manufacturing Information to EyeTech, CMI shall provide to EyeTech any such Transferred Assets or Manufacturing Information no later than five (5) Business Days after receipt of such notice or knowledge (or within such longer time as is mutually agreed by EyeTech and CMI). CMI shall ship the Transferred Assets to EyeTech F.O.B. to EyeTech's designated facilities. For a period of 90 days following the receipt by EyeTech of the Transferred Assets and Manufacturing Information, CMI personnel shall be reasonably available during CMI's normal business hours to respond to technical inquiries of EyeTech regarding Products as is reasonably requested by EyeTech. EyeTech acknowledges that CMI makes no representations or warranties with respect to the Transferred Assets or Manufacturing Information (other than as expressly set forth in Section 5 below) and that it accepts such Transferred Assets and Manufacturing Information "as is."

         2.3 Negative Covenant of EyeTech. EyeTech shall not use or practice Sublicensed Patents or Know-How or sell any Product for indications outside the Field of Use or outside the Territory or for any other purpose except activities that it conducts in compliance with this Agreement.

         2.4 Sublicenses. EyeTech shall have the right to sublicense Antibodies or Products granted to it by CMI under this Agreement without the consent of CMI so long as (i) any sublicensee of EyeTech agrees to be bound by all the obligations and conditions imposed upon

CMI by the USC License and AME Agreement; (ii) EyeTech gives prompt notice and a copy of such sublicense to CMI pursuant to Section 8.2 of this Agreement; (iii) EyeTech remains obligated at all times under this Agreement without regard to whether it has sublicensed its rights or whether EyeTech's Sublicensee has performed; (iv)) such sublicense shall name CMI as a third party beneficiary of such sublicense; and (v) any such sublicenses granted by EyeTech shall contain provisions providing for its termination or assignment to CMI, at the option of CMI, of EyeTech's interest therein upon termination of this Agreement, and shall further contain provisions which obligate such sublicensee to comply with such terms, conditions, agreements and obligations that are consistent with the terms, conditions, agreements and obligations to which EyeTech is subject under this Agreement.

                                    SECTION 3
                             PAYMENTS AND DELIVERIES

         In consideration of the exclusive Sublicense granted herein and the transfer of ownership of the Transferred Assets, EyeTech shall pay the following amounts to CMI:

         3.1      Initial Payments and Deliveries.

                  (a) On the date of execution of this Agreement, EyeTech shall pay to CMI the sum of [***] by Federal Reserve electronic wire transfer in immediately available funds to an account designated by CMI. Such amount shall be non-refundable and non-creditable, and shall not be subject to any counterclaim or set-off.

                  (b) On or before the Delivery Date, CMI shall deliver to EyeTech (i) all of the Transferred Assets pursuant to Section 2.2 of this Agreement; (ii) all of the Manufacturing Information pursuant to Section 2.2 of this Agreement; and (iii) a schedule ("Schedule of Transferred Assets and Manufacturing Information") setting forth each of the Transferred Assets and Manufacturing Information being delivered to EyeTech at such time.

                  (c) Within ten (10) days of delivery of the Transferred Assets and the Manufacturing Information and of the Schedule of Transferred Assets and Manufacturing Information pursuant to Section 3.1(b) above, EyeTech shall inventory the delivered Transferred Assets and Manufacturing Information pursuant to Section 2.2 and shall either (i) deliver to CMI a receipt acknowledging the receipt of each of the Transferred Assets and the Manufacturing Information set forth on the Schedule of Transferred Assets and Manufacturing Information or (ii) notify CMI of any Transferred Assets or Manufacturing Information that CMI did not deliver. If CMI receives notice or otherwise learns after the Delivery Date that it has failed to deliver any Transferred Assets or Manufacturing Information to EyeTech, CMI shall provide to EyeTech any such Transferred Assets or Manufacturing Information no later than five (5) Business Days after receipt of such notice or knowledge (or within such longer time as is mutually agreed by EyeTech and CMI). Within ten (10) days of CMI delivering such missing items to EyeTech following notice given by EyeTech pursuant to clause (ii) of this Section 3.1(c), EyeTech shall deliver the receipt described in clause (i) of this Section 3.1(c).

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

         3.2 Milestone Payments. Within five (5) Business Days of EyeTech and/or its Affiliates or sublicensees achieving the first occurrence of each of the milestone events listed below with respect to any Therapeutic Product, Diagnostic Product or Other Product, EyeTech shall notify CMI of such achievement and the date thereof, and within thirty (30) days of the date of such achievement, pay the one-time non-refundable fees specified below to CMI by Federal Reserve electronic wire transfer in immediately available funds to an account designated by CMI; provided, however, that in no event shall the following fees be payable more than once with respect to any given Product for any particular geographical area or Milestone:

THERAPEUTIC PRODUCTS:

     MURINE FORMS:

             Milestone                                   Fee
             ---------                                   ---
Initiation of Phase I Clinical Trials                   [***]
Initiation of Phase II Clinical Trials                  [***]
Initiation of Phase III Clinical Trials                 [***]
First Filing of NDA in the United States                [***]
Regulatory Approval in the United States                [***]
First Regulatory Approval in the EU                     [***]
Regulatory Approval In Japan                            [***]
Annual U.S. Sales Exceed $300 Million                   [***]

     HUMANIZED FORMS:

             Milestone                                   Fee
             ---------                                   ---
First IND Submission                                    [***]
Initiation of Phase I Clinical Trials                   [***]
Initiation of Phase II Clinical Trials                  [***]
Initiation of Phase III Clinical Trials                 [***]
First Filing of NDA in the United States                [***]
Regulatory Approval in the United States                [***]
First Regulatory Approval in the EU                     [***]
Regulatory Approval In Japan                            [***]
Annual U.S. Sales Exceed $300 Million                   [***]

DIAGNOSTIC PRODUCTS:
   MURINE FORMS:

             Milestone                                   Fee
             ---------                                   ---
Initiation of Clinical Trials                           [***]
Initial of Pivotal Trials                               [***]
First Regulatory Approval in the U.S.                   [***]

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

     HUMANIZED FORMS:

             Milestone                                   Fee
             ---------                                   ---
Initiation of Clinical Trials                           [***]
Initiation of Pivotal Trials                            [***]
Submission of Marketing Approval Application            [***]
First Regulatory Approval in the U.S.                   [***]

OTHER PRODUCTS (Same Schedule as in "Murine Forms" Set Forth Above):

THERAPEUTIC PRODUCT:

             Milestone                                   Fee
             ---------                                   ---
Initiation of Phase I Clinical Trials                   [***]
Initiation of Phase II Clinical Trials                  [***]
Initiation of Phase III Clinical Trials                 [***]
First Filing of NDA in the United States                [***]
Regulatory Approval in the United States                [***]
First Regulatory Approval in the EU                     [***]
Regulatory Approval In Japan                            [***]
Annual U.S. Sales Exceed $300 Million                   [***]

DIAGNOSTIC PRODUCT:

             Milestone                                   Fee
             ---------                                   ---
Initiation of Clinical Trials                           [***]
Initial of Pivotal Trials                               [***]
First Regulatory Approval in the U.S.                   [***]

         3.3      Royalties.

                  (a) Royalty on Products. EyeTech shall pay CMI a royalty payment on Net Sales of Products that are made or sold during the Royalty Term and that are sold by EyeTech, its Affiliates or sublicensees (the "Royalty") according to the following rates, as adjusted in accordance with Sections 3.3(b) below:

         THERAPEUTIC PRODUCTS (BOTH MURINE AND HUMANIZED FORMS):

                           (i)      [***] of Net Sales Worldwide for the first
two hundred and fifty million dollars ($250,000,000) of Net Sales Worldwide in a given Calendar Year;

                           (ii)     [***] of Net Sales Worldwide for the next
two hundred and fifty million dollars ($250,000,000) of Net Sales Worldwide during the same Calendar Year; and

                           (iii)    [***] for the amount of Net Sales Worldwide
that exceed five hundred million dollars ($500,000,000) during the same Calendar Year;

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                           By way of example, if, in the year 2005, EyeTech Net
Sales Worldwide were equal to six hundred million dollars ($600,000,000), then the Royalty payable to CMI hereunder would equal [***] calculated in the following manner:

AMOUNT OF NET SALES             ROYALTY RATE    ROYALTY
-------------------             ------------    -------
First $250 Million                  [***]         [***]
Next $250 Million                   [***]         [***]
Next $100 Million                   [***]         [***]
  Total Royalty                                   [***]

         DIAGNOSTIC PRODUCTS (BOTH MURINE AND HUMANIZED FORMS):

                  (a)      [***] of Net Sales Worldwide.

                  (b) Payments to USC/AME: In addition to the royalty payments set forth above, EyeTech shall be responsible for paying any royalties due under the USC License or the AME Agreement that are due USC or AME, respectively or both; provided, however, EyeTech shall only be responsible for these payments to the extent CMI would otherwise have to pay these amounts to USC or AME, as the case may be, with respect to a given Product. All royalty payments due USC and AME hereunder will be paid to CMI who in turn shall pay USC and AME, as the case may be, consistent with the USC License and AME Agreement; provided, further, that once EyeTech has made all such payments due to USC and AME, EyeTech shall be discharged from any further liability to any Person or have any further obligations hereunder.

                  (c) Offset. Notwithstanding the foregoing, if EyeTech is required to make any payment to a Third Party (1) for any licenses, sublicenses or other agreements or payments for "unblocking" any threats or actions that are necessary to practice the Sublicense granted hereunder or (2) resulting from any litigation (including settlement thereof) under Section 6.16, EyeTech may credit fifty percent (50%) of any royalties it must pay to any Third Party on any Product against the royalty payments due CMI above, provided, however, EyeTech shall provide CMI with evidence reasonably satisfactory to CMI of the amounts of such Third Party payments and provided, further, for purposes of this Section 3.3(c) the applicable royalty rates used for calculation of Royalties payable to CMI shall not be reduced to less than fifty percent (50%) of the royalty rates(s) otherwise applicable pursuant to Section 3.3(a).

         3.4 Payment; Report. All Royalties payable to CMI under this Agreement shall be paid in U.S. dollars within sixty (60) days of the end of each Calendar Quarter or as otherwise specifically provided herein by Federal Reserve electronic wire transfer in immediately available funds to an account designated by CMI. At the time of payment of Royalties, EyeTech shall send to CMI a statement with respect to the applicable Calendar Quarter, country by country and Product by Product, for EyeTech, its Affiliates and sublicensees, of the amount of aggregate worldwide gross sales and Net Sales, the amount of gross sales during such Calendar Quarter, an itemized calculation of Net Sales showing deductions provided for in the definition of Net Sales and in Section 3.3(c), an itemization setting forth the quantities of Products sold and, on a

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

cumulative basis for the current Calendar Year, the amount of Royalties or other payments due on such sales.

         3.5      Exchange Rate; Manner and Place of Payment.

                  (a) All payments due hereunder from time to time shall be paid in U.S. Dollars. For purposes of computing such payments, the Net Sales of Product in countries other than the United States shall be converted into U.S. Dollars as computed using the average monthly rate of exchange at the time for such currencies as the rate applicable to the transfer of funds arising from payments as published in the Wall Street Journal (New York edition). The currency conversion system used by EyeTech shall be subject to audit by CMI as described in Section 3.6 and, if such currency conversion system is not determined to be a system reflecting the fair market value of the currencies in question, shall be modified as necessary to effect currency conversion at fair market value.

                  (b) Notwithstanding the provisions of Section 3.5(a), if by reason of any restrictive exchange laws or regulations, EyeTech shall be unable to convert to U.S. Dollars the amount, determined as above, equivalent to the amount due by EyeTech hereunder, then EyeTech shall so notify CMI promptly and provide an explanation of the circumstances. In such event, EyeTech shall make all such payments or the balance thereof due hereunder and which is not paid in foreign currency as provided below, in U.S. Dollars as soon as reasonably possible after and to the extent that such restrictive exchange laws or regulations are lifted so as to permit EyeTech to pay amounts due under this
Section 3.5 in U.S. Dollars. EyeTech shall promptly notify CMI if such restrictions are so lifted. At its option CMI shall meanwhile have the right to request the payment (to it or to its nominee), and, upon request, EyeTech shall pay or cause to be paid amounts due (or such portions thereof as are specified by CMI) in the currency of any other country designated by CMI and legally available to EyeTech under the then-existing laws of regulations. Any payments shall be payable to CMI by wire transfer at such bank in the United States as CMI shall specify from time to time. Not less than one (1) Business Day prior to such wire transfer, the remitting party shall telefax the receiving party advising it of the amount and of the payment to be made.

         3.6 Audits. EyeTech and its Affiliates and sublicensees shall keep full and accurate books and records relating to the financial performance of the Product. During the term of this Agreement plus four (4) years after termination or expiration of this Agreement, CMI shall have the right, during regular business hours and upon reasonable advance notice, to have such books and records audited by an independent certified accountant so as to verify the accuracy of the information previously reported to CMI. Such information shall be deemed to be Proprietary Information of EyeTech and, as such, subject to confidentiality obligations pursuant to Section 6.3. The independent certified accountant shall keep confidential any Proprietary Information obtained during such audit and shall report to CMI only the amounts of Royalties due and payable. The cost of such audit shall be borne by CMI; however, in the event such audit reveals that the Royalties to CMI constitute an underpayment of five percent (5%) or more from that revealed by the audit to be actually owed, the cost of the audit shall be borne by EyeTech. EyeTech shall include in all sublicenses granted as permitted under Section 2.4 an audit provision substantially similar to the foregoing requiring the sublicensee to keep full and accurate books and records relating to the Product and granting CMI the right to audit the accuracy of the information reported by the sublicensee in connection therewith on the same terms as apply to an audit of EyeTech's records hereunder. The terms of this Section 3.6 shall survive any termination or expiration or termination of this Agreement for a period of four (4) years.

         3.7 Withholding Taxes. Any and all taxes levied on account of royalty payments paid or owed from a country in which provision is made in the law or by regulation for withholding will be deducted from royalty payments paid CMI hereunder. EyeTech shall provide CMI with such documentation as CMI may reasonably request to evidence the withholdings and EyeTech shall cooperate with CMI to claim exemption from such deductions or withholdings under any double taxation or similar agreement in force from time to time.

         3.8 Sublicensee Obligations. In the event EyeTech sublicenses its right to sell a Product, such sublicense shall include an obligation for the sublicensee to account for and report its Net Sales of Products, specifically including an itemization of quantities of Products sold. The sublicense shall also provide that CMI shall have audit rights therefor pursuant to this Section 3 on the same basis as if such sales were Net Sales of Products by EyeTech, and EyeTech shall pay royalty payments to CMI as if the Net Sales of the sublicensee were Net Sales of EyeTech. In addition, all sublicensees shall be subject to all of the obligations imposed upon CMI and EyeTech by the USC License as described in Section 2.4 hereof, including, without limitation, the indemnification and insurance obligations provided therein.

         3.9 Late Payments. Any amounts not paid by EyeTech when due under this Agreement shall be subject to interest from and including the date payment is due through and including the date upon which CMI has collected immediately available funds in an account designated by CMI at a rate equal to the sum of two percent (2%) plus the prime rate of interest quoted in the Money Rates section of The Wall Street Journal, calculated daily on the basis of a 360-day year, or similar reputable data source. No special notice by CMI to EyeTech of such interest due shall be required.

         3.10 Compulsory Sublicense. If either Party learns that a Third Party has obtained a Compulsory Sublicense in any country in the Territory, such Party shall promptly notify the other Party of such occurrence. If the royalty rate payable by the grantee of the Compulsory Sublicense is less than the royalty rates applicable in such country set forth in Section 3.3 of this Agreement, then the applicable royalty rates set forth in Section 3.3 of this Agreement shall be reduced pro rata to the lower royalty rates applicable in such country pursuant to such Compulsory Sublicense for so long as sales of a Competitive Product are made by any Third Party pursuant to the Compulsory Sublicense.

                                    SECTION 4
                         TERM OF AGREEMENT; TERMINATION

         4.1 Term. The term of this Agreement shall commence upon the Effective Date and, unless sooner terminated as provided in this Section 4, expire on the expiration of all Royalty Terms for all Products.

         4.2 Sublicenses upon Expiration. In the event that the Agreement expires as set forth in Section 4.1 above without early termination, the Sublicense granted to EyeTech hereunder shall automatically become an exclusive, irrevocable, royalty-free, paid-up Sublicense, subject to the surviving provisions of the Agreement and EyeTech's right to use and/or sublicense the Products in the Field of Use in the Territory as it exists at the time of such expiration.

         4.3 Termination for Breach. Each Party shall have the right to terminate this Agreement and its obligations hereunder for material breach by the other Party, which breach remains uncured for sixty (60) days after written notice is provided to the breaching Party, or in the case of an obligation to pay royalty payments or other amounts owing under this Agreement, which breach remains uncured for thirty (30) days after written notice to the breaching Party; provided, however, that non-payment of any royalty amounts or other payments owing under this Agreement, for which the non-paying Party reasonably disputes the obligation or amounts not paid, shall not be deemed a breach of an obligation to pay royalty payments or other amounts owing under this Agreement, provided that the non-paying Party has paid all such amounts not in reasonable dispute.

         4.4      Reversion Rights.

                  (a) Termination of Agreement. In the event that this Agreement is terminated pursuant to Sections 4.2 or 4.3 above, other than for CMI's material breach of this Agreement, the Sublicense shall terminate immediately upon such termination.

                  (b) Loss of Sublicense Rights in Country. In the event that EyeTech, by law, judicial or administrative order or other governmental action, loses or is suspended from practicing or exercising for an indefinite period of time the right to use and sell Products in any country other than by reason of any action or failure to act on the part of CMI or any party acting on behalf of CMI, the Sublicense shall terminate with respect to such country.

                  (c) Transfer of Rights. With respect to any and all countries in which EyeTech's Sublicense rights are terminated pursuant to Sections 4.4(a), 4.4(b), or 6.7(b): (i) such country(ies) shall automatically be removed from the Territory; (ii) EyeTech hereby grants to CMI an exclusive, freely sublicensable Sublicense under the EyeTech Rights, which Sublicense shall be royalty-free and paid-up, subject to Section 4.4(d), to make, have made, use, import, offer for sale, sell and otherwise research, develop and commercialize formulations of the Products in such countries, and CMI covenants not to practice such Sublicense until the actual termination of EyeTech's Sublicense rights as to such countries pursuant to Sections 4.4(a) or (b); (iii) EyeTech shall assign all of its right, title and interest in and to, and shall cooperate in the transfer of all of, the following related to Antibodies to the extent that EyeTech Controlled such during the term of this Agreement: (A) INDs and Regulatory Approvals, (B) all pre-clinical and clinical development protocols, data, and reports and other information and data (with any clinical data to be in computer-readable format, where available, and otherwise in printed format, with no obligation of EyeTech to convert to electronic format any portion of such clinical data that currently is available only in printed format), (C) manufacturing development technical reports, (D) toxicology reports, and (E) such other information and data specifically identified in Exhibit B (the preceding (A), (B), (C), (D) and (E) constituting the updated Product Data Package), (iv) EyeTech shall deliver to CMI copies of all information, records and data that it

Controls that are reasonably necessary for the research, development and commercialization of Antibodies, including without limitation all clinical data relating to Products, forward to CMI samples of all chemical and biological materials acquired, made, cloned, synthesized, first discovered or collected as a result of research development or commercialization of Products and reasonable necessary to continue the research, development and commercialization of Products, and take such other actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights and materials hereunder to CMI; and (v) EyeTech shall provide assistance reasonably requested by CMI for a period of ninety (90) days following the date of notice of termination or for such longer period as the Parties may agree as is necessary to facilitate the exercise of the Sublicense granted to CMI in
Section 4.4(c)(ii).

                  (d)      Royalties. Any Sublicense granted to CMI pursuant to
Section 4.4(c) shall be subject to payment of a royalty to EyeTech on a country-by-country basis at a rate equal [***] of CMI's net sales of Products in such country if such Sublicense is granted on or after the first Regulatory Approval of Product in such country.

         4.5 Accrued Rights and Obligations; Survival. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination or expiration, including damages arising from any breach hereunder. The following provisions of this Agreement shall survive the expiration or termination of this Agreement: Sections 2.3, 4.2, 4.5, 5, 6.3, 6.4, 6.5, 6.9, 6.1l(a), 6.12, 6.18, 7, 8. The following provisions of this Agreement shall survive the expiration of this Agreement to the extent that the Sublicense granted to EyeTech pursuant to Section 4.2 is in effect: Sections 3.4 through 3.9, 4.3, 4.4, 6.2, 6.7(d), 6.7(f), 6.8, 6.11(b), 6.11(c), 6.11(d), 6.13 and
6.16.

         4.6. Termination upon Notice. Either Party may terminate this Agreement upon 90 days' written notice to the other Party in which case, if CMI terminates the Agreement, Eyetech will be relieved of all payment obligations hereunder except for those amounts paid to the date of termination and if Eyetech terminates this Agreement all rights granted under this Development and Sublicensing Agreement will revert to CMI.

                                    SECTION 5
                         REPRESENTATIONS AND WARRANTIES

         5.1 Corporate Existence and Power. As of the Effective Date, each Party represents and warrants to the other that it (a) is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated, and (b) has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the Sublicenses granted hereunder.

         5.2 Authority and Binding Agreement. As of the Effective Date, each Party represents and warrants to the other that it (a) has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, (b) has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder, and (c) the Agreement has been duly executed

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms.

         5.3 Title. As of the Effective Date, each Party represents and warrants to the other that it has sufficient legal and/or beneficial title under its intellectual property rights necessary to perform activities contemplated under this Agreement and to grant the Sublicenses contained in this Agreement and other ownership rights conveyed pursuant to this Agreement

         5.4 No Conflict. Each Party represents and warrants to the other that it has not entered, and will not enter, into any agreement with any Third Party which is in conflict with the rights granted to the other Party under this Agreement, and has not taken and will not take any action that would in any way prevent it from granting the rights granted to the other Party under this Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to the other Party under this Agreement.

         5.5 No Approvals or Consents Required. Each Party represents and warrants to the other that all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such Party in order to enter into this Agreement have been obtained. CMI represents and warrants that the consent of AME is not necessary for CMI to enter into or perform its obligations under this Agreement.

         5.6 Patents. CMI represents and warrants to EyeTech that in Exhibit C, CMI has in good faith supplied a complete list of all the Patents it has licensed as of the Effective Date, that, but for the grant of the Sublicense, would be infringed by the development of the Antibodies and the manufacture, use or sale of Products in the Field of Use. If through Reasonable Diligence EyeTech determines that any Patent Controlled by CMI or any Affiliate of CMI as of the Effective Date should be added to Exhibit C because EyeTech's development, manufacture, use or sale of Products would infringe such Patent, then there shall be no deemed breach of CMI's representations and warranties in this Section 5.6 until after the parties negotiate in good faith regarding the addition of any such Patent to Exhibit C without any additional financial obligation and are unable to reach agreement on such addition of such Patent.

         5.7 No Conflict. Each Party represents and warrants to the other that the execution and delivery of the Agreement by such Party and the performance of such Party's obligations hereunder (a) do not conflict with or violate any requirement of applicable law or regulation or any provision of articles of incorporation or bylaws of such Party in any material way, and (b) do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

         5.8 Regulatory Action. CMI has received no written notice of any regulatory action by the relevant Regulatory Authorities which may reasonably be expected to have a material adverse effect on the ability of a Party to obtain Regulatory Approval for Products.

         5.9 Manufacturing Information. CMI represents and warrants that, it shall by the Delivery Date deliver to EyeTech all of the Transferred Assets and the Manufacturing Information.

         5.10 Product Quality. CMI hereby represents and warrants that all Product Inventory that is provided to EyeTech pursuant to the terms of this Agreement has been manufactured in compliance with good manufacturing practices.

         5.11     Implied Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS
SECTION 5, CMI MAKES NO REPRESENTATION OR WARRANTY AS TO THE PATENTS, SUBLICENSED PATENTS, KNOW-HOW, THE TRANSFERRED ASSETS, PRODUCTS, ITS INVENTORY OF ANTIBODIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR OTHERWISE, AND CMI SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES. Without limiting the foregoing, EyeTech acknowledges that it has not and is not relying upon any implied warranty, including without limitation implied warranties of merchantability, fitness for a particular purpose, non-infringement of third party rights, or upon any representation or warranty whatsoever as to the prospects (financial, regulatory or otherwise), or the validity or likelihood of success, of any Antibody or Product after the Effective Date.

         5.12 Patents; Prior Art. Except as CMI has otherwise advised EyeTech in writing, CMI represents and warrants to EyeTech that as of the Effective Date, to the best of its knowledge, it has sufficient legal and/or beneficial title and ownership under its intellectual property rights necessary for it to fulfill its obligations under this Agreement and that it is not aware of any communication alleging that it has violated or by conducting its business as contemplated by this Agreement would violate any of the intellectual property rights of any other person, and that to the best of its knowledge there is no material unauthorized use, infringement or misappropriation of any of its intellectual property rights relevant to this Agreement. As used herein, "intellectual property rights" shall mean all patent rights, copyrights, trademarks, trade secret rights, chemical and biological material rights and know-how rights necessary or useful to make, use or sell Product.

         5.13 Absence of Litigation. As of the Effective Date, each Party represents and warrants to the other that it is not aware of any pending or threatened litigation (and has not received any communication) which alleges that such Party's activities related to this Agreement have violated, or that by conducting the activities as contemplated herein such Party would violate, any of the intellectual property rights of any other person. To the best of each Party's knowledge, there is no material unauthorized use, infringement or misappropriation of any of its intellectual property rights licensed hereunder.

                                    SECTION 6
               ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

         6.1 Governmental Filings. CMI and EyeTech each agree to prepare and file whatever filings, requests or applications are required to be filed with any governmental authority in connection with this Agreement and to cooperate with one another as reasonably necessary to accomplish the foregoing.

         6.2 Compliance with Law. EyeTech shall comply with all supranational, national, federal, state, provincial and other local laws and regulations applicable to EyeTech's manufacture, use, development, marketing and sale of the Product. Without limiting the generality of the foregoing sentence, EyeTech shall not promote the Product in any manner in conflict with any applicable laws or regulations.

         6.3 Proprietary Information; Exceptions. Each Party will maintain all Proprietary Information received by it under this Agreement in trust and confidence and will not disclose any such Proprietary Information to any Third Party or use any such Proprietary Information for any purposes other than those necessary or permitted for performance under this Agreement. In particular, EyeTech shall not use any Know-How for the manufacture or sale of any product other than a Product in the Field of Use. Each Party may use such Proprietary Information only to the extent required to accomplish the purposes of this Agreement. Proprietary Information shall not be used for any purpose or in any manner that would constitute a violation of any laws or regulations, including without limitation the export control laws of the United States. Proprietary Information shall not be reproduced in any form except as required to accomplish the intent of this Agreement. No Proprietary Information shall be disclosed to any employee, agent, consultant, Affiliate, or sublicensee who does not have a need for such information. To the extent that disclosure is authorized by this Agreement, the disclosing Party will obtain prior agreement in writing, from its employees, directors, agents, consultants, Affiliates, sublicensees or clinical investigators to whom disclosure is permitted to be made, to obligations to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement, that are at least as restrictive as those of this Section 6.3. Each Party will use at least the same standard of care as it uses to protect its own Proprietary Information of a similar nature to ensure that such employees, agents, consultants and clinical investigators do not disclose or make any unauthorized use of such Proprietary Information, but no less than reasonable care. Each Party will notify the other within two (2) Business Days upon discovery of any unauthorized use or disclosure of the Proprietary Information.

         Proprietary Information shall not include any information which, as shown by competent proof:

                  (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, its employees or contractors in breach hereof, generally known or available;

                  (b) is known by the receiving Party at the time of receiving such information, as evidenced by its contemporaneous written records;

                  (c) is hereafter furnished to the receiving Party by a Third Party, as a matter of right and without restriction on disclosure;

                  (d) is independently developed by the receiving Party without any breach of this Agreement, as shown by independent, contemporaneous, written records; or

                  (e) is the subject of a prior, express, written permission to disclose provided by the disclosing Party.

         Notwithstanding any other provision of this Section 6.3, (i) the Parties agree that they shall issue a press release promptly after execution of this Agreement hereto, but such press release shall specifically exclude any reference to the royalty rates in Section 3.3 and elsewhere in this Agreement, and (ii) either Party may disclose such terms to bona fide potential corporate partners, to the extent required or contemplated by this Agreement, and to financial underwriters and other Third Parties with a need to know such information, provided that all such disclosures shall be made only to such Third Parties under an obligation of confidentiality and appropriately limited use. The Parties shall have the right to review and comment on each other's public disclosure (including, without limitation, publications in journals, press releases subsequent to execution of this Agreement and filings with the U.S. Securities and Exchange Commission)(collectively, "Disclosures") related to the Antibodies, the Products and the relationship contemplated this Agreement, specifically in those instances where one Party's Disclosures make reference to the other Party's name, the Antibodies, the Products or this Agreement. Each Party shall consider the other Party's comments on such Disclosures in good faith and will not unreasonably withhold its acceptance of such Disclosures or the incorporation of the other Party's comments into any such Disclosure.

         6.4 Authorized Disclosure. Notwithstanding any other provision of this Agreement, each Party may disclose Proprietary Information if such disclosure:

                  (a) is in response to a valid order of a court or other governmental body of the United States or a foreign country, or any political subdivision thereof; provided, however, that the receiving Party shall first have given notice to the other Party hereto and shall have made a reasonable effort to obtain a protective order requiring that the Proprietary Information so disclosed be used only for the purposes for which the order was issued;

                  (b) is otherwise required by governmental law, rule or regulation, including without limitation rules or regulations of the U.S. Securities and Exchange Commission, or by rules of the National Association of Securities Dealers; or

                  (c) is otherwise necessary to file or prosecute patent applications, prosecute or defend litigation or comply with applicable governmental regulations or otherwise establish rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary. Under no circumstances will EyeTech disclose publicly proprietary features of CMI manufacturing technology for Antibodies.

         6.5 Return of Proprietary Information. In the event that the Sublicense terminates or expires, EyeTech shall promptly return all Proprietary Information received by it from CMI.

         6.6 Expenses. CMI and EyeTech shall each bear their own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and, except as set forth in this Agreement, the performance of the obligations contemplated hereby.

         6.7      Efforts.

                  (a) Reasonable Diligence to Develop and Commercialize. EyeTech shall use Reasonable Diligence to develop, obtain Regulatory Approval for, and commercialize Product(s) in the Territory and shall be solely responsible for all related development, regulatory and commercialization efforts and costs; provided, however, with respect to countries in the Territory that are not Major Countries (such countries, "Non-Major Countries"), EyeTech shall have the right to determine, on a country by country basis using its reasonable discretion not to pursue Regulatory Approval in such Non-Major Country because commercialization of the Product is not economically feasible for EyeTech. EyeTech shall provide CMI with written notice of all decisions by EyeTech to not pursue development, Regulatory Approval or commercialization in a country in the Territory for a Product in the Field of Use for any reason within thirty (30) days of such decision.

                  (b) EyeTech's Responsibilities. EyeTech shall be responsible, at its sole expense, applying standards of Reasonable Diligence, for all development of, regulatory activities relating to, the development and commercialization of Products in the Territory beginning on the Effective Date, including performing clinical development of Products within the Territory and making all regulatory filings necessary to obtain Regulatory Approvals of Products in the Territory. EyeTech shall use Reasonable Diligence to promptly identify lead candidates for clinical development and once such candidates are identified to prepare development plans for such Products based on consultation with CMI.

                  (c) Termination for Failure to be Reasonably Diligent. In the event EyeTech or its sublicensees fail to undertake Reasonable Diligence including, without limitation, obtaining Regulatory Approval of, and/or commercializing Products in one or more Major Countries in the Territory, such failure shall (i) automatically cause the Sublicense to terminate with respect to such Major Country(ies) and have the consequences set forth in Section 4.4(c) with respect to any such Major Country(ies); and (ii) shall entitle CMI to terminate this Agreement for material breach under Section 4.3 if there have been such failures of diligence applying to four (4) or more Major Countries, with the consequences set forth in Section 4.4(c); provided in each case that EyeTech (or its sublicensee) does not cure such failure within ninety (90) days of written notice from CMI specifying its belief that such failure has occurred and the reasons therefor. CMI shall not be entitled to exercise the foregoing termination rights if EyeTech reasonably disputes CMI's contention that EyeTech has failed in such Reasonable Diligence until after the Parties have first completed dispute resolution procedures pursuant to Section 8.9; and provided, further, if CMI terminates this Agreement because of EyeTech's failure to undertake Reasonable Diligence with respect to a Therapeutic Product, then this Agreement shall only be terminated with respect to Therapeutic Products and not Diagnostic Products or Other Products, or if CMI terminates this Agreement because of EyeTech's failure to undertake Reasonable Diligence with respect to Diagnostic Products, then this Agreement shall only be terminated with respect to Diagnostic Products and not with respect to Therapeutic Products and Other Products.

                  (d) Regulatory Filings and Matters. EyeTech will file such regulatory filings as may be necessary to obtain Regulatory Approvals of Products within the Territory. EyeTech will be responsible for all communications with all supranational, regional, federal, state, provincial or other local regulatory agencies, department, bureaus and other governmental authorities with jurisdiction over Regulatory Approvals in connection with such filings. EyeTech will keep CMI informed of the status of such filings in each country, and will provide CMI with at least sixty (60) days advance notice of the final submission of an application for Regulatory Approval in any country of the Territory. EyeTech will promptly advise CMI each time that it obtains Regulatory Approval of Products in a country of the Territory. EyeTech shall be responsible for the reporting of adverse events related to the use of Products marketed by EyeTech, its Affiliates or sublicensees in the Territory.

                  (e) Annual Reporting: Meetings. During the Term of this Agreement, on the anniversary date of this Agreement beginning in the year following the year in which this Agreement is signed, EyeTech will submit to CMI, an annual written report summarizing the status and progress of the clinical development, marketing and commercialization efforts for each Product in sufficient detail so as to allow CMI to monitor EyeTech's compliance with
Section 6.7. At least once per calendar Year on dates mutually agreed by the Parties, senior executive and scientific personnel of EyeTech will meet with CMI representatives to report on the status of development and commercialization of Products and to consult as to modifications in the development plan referenced in Section 6.7(b).

         6.8 Pricing. EyeTech shall determine, in its sole discretion, the pricing, discounting policy and other commercial terms relating solely to Products. EyeTech agrees that EyeTech, its Affiliates and its sublicensees shall not subject the selling price of Products to abnormal discounts taken against Products in order to achieve sales of other products.

         6.9 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America or other countries that may be imposed upon or related to CMI or EyeTech from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export Sublicense or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.

         6.10 Inability to Develop or Commercialize. EyeTech represents that it has, and covenants that it will maintain adequate resources and expertise to fulfill its obligations under this Agreement.

         6.11 Compliance with Laws; Cooperation: Maintenance of Original Documents.

                  (a) Each Party shall carry out its activities pursuant to this Agreement in compliance with all applicable supranational, national, state, provincial and local laws, rules, regulations and guidances.

                  (b) CMI and EyeTech each agree to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or proper to make effective the transactions contemplated by this Agreement, including such actions as may be reasonably necessary to obtain approvals and consents of governmental

Persons and other Persons (including, without limitation, all applicable drug listing and notifications to the relevant Regulatory Authority identifying EyeTech as the Sublicensee of the Product), in each case as reasonably necessary to allow EyeTech to develop, obtain Regulatory Approvals for, and commercialize Products as provided in this Agreement; provided that no Party shall be required in connection with such activities to (1) make any payment (other than as expressly required pursuant to this Agreement), or (2) assume any other material obligation not otherwise required to be assumed by this Agreement.

                  (c) For so long as EyeTech, its Affiliates or sublicensees is making, using or selling Antibodies or Products, CMI shall store and maintain all original Manufacturing Information in a secure location in accordance with practices customary for CMI and the pharmaceutical industry for regulatory documents and in compliance with applicable laws and regulations, and, upon proper notice from a Regulatory Authority of competent jurisdiction over Products, shall make such Manufacturing Information reasonably available to such Regulatory Authority.

                  (d) EyeTech shall store and maintain the Product Data Package as updated in a secure location in accordance with practices customary for EyeTech and the pharmaceutical industry for regulatory documents and in compliance with applicable laws and regulations.

         6.12 Cooperation. If either Party shall become engaged in or participate in any investigation, claim, litigation or other proceeding with any Third Party, including any proceeding before a Regulatory Authority, relating in any way to the Product or any of the Sublicensed Patents the other Party shall cooperate in all reasonable respects with such Party in connection therewith, including, without limitation, using its reasonable efforts to make available to the other Party such Party's employees who may be helpful with respect to such investigation, claim, litigation or other proceeding, provided that, for purposes of this provision, reasonable efforts to make available any employee shall be deemed to mean providing a Party with reasonable access to any such employee at no cost for a period of time not to exceed 24 hours (e.g., three 8-hour Business Days). Thereafter, any such employee shall be made available for such time and upon such terms and conditions (including, but not limited to, compensation) as the Parties may mutually agree.

         6.13 Exclusive Rights. The Sublicenses granted under this Agreement to EyeTech are exclusive, and no Person, including without limitation CMI, shall have any right with respect to such Sublicenses during the term of this Agreement, except as otherwise permitted under this Agreement. Except as otherwise permitted by this Agreement, CMI shall refrain from granting any right to any Third Party relating to the Antibodies, Products, the Sublicensed Patents or the Transferred Assets that would, in any manner, violate the terms of or conflict with the rights granted to EyeTech pursuant to this Agreement.

         6.14     Patent Prosecution and Maintenance.

                  (a) Prosecution of Patents. Sublicensed Patents shall be prosecuted and maintained in the Territory by CMI, consistent with the provisions of the USC License using diligent efforts, at CMI's expense, except as otherwise provided in this Section 6.14(a). If USC so consents, upon the request of CMI or EyeTech, then EyeTech shall have the right to have

CMI prosecute and maintain Sublicensed Patents or file for such patent term extension therefore at EyeTech's sole expense, provided however that CMI must agree to first consult with and keep USC informed as to the preparation, filing, prosecution, and maintenance of such patent applications and patents, and CMI shall furnish to USC (i) copies of documents relevant to any such preparation, filing, prosecution or maintenance, (ii) all original issued patent documents, certificates or the equivalents thereof and (iii) at least once each year, no later than January 1, a summary of the status of each Sublicensed Patent. With respect to the foregoing inter parties proceeding, EyeTech shall bear all reasonable costs of any patent proceeding, including without limitation oppositions, interferences or contested re-examinations, which proceeding shall be conducted under the control of CMI and USC.

                  (b) EyeTech shall assist in obtaining patent extensions and supplementary protection certificates and provide such other assistance as reasonably requested in connection with the prosecution and maintenance of the Sublicensed Patents in any part of the Territory at EyeTech's sole expense.

         6.15     Infringement of Sublicensed Patents.

                  (a) Notice. Each Party shall promptly notify the other in writing of any alleged infringement by Third Parties of any Sublicensed Patent within the Territory and provide any information available to that Party relating to such alleged infringement or misappropriation. EyeTech shall have no rights or responsibilities or liabilities with respect to any infringement of Sublicensed Patents that occurs outside of the Field of Use and/or outside the Territory except the right to receive notice pursuant to this Section 6.15(a). The Parties acknowledge USC's right, as provided under the terms of the USC License, to participate in any action initiated pursuant to Section 6.15

                  (b) Enforcement of Sublicensed Patents against Competitive Products. If any Sublicensed Patent is infringed by a Third Party in connection with the manufacture, use, sale, offer for sale or import of a Competitive Product within the Field of Use and within the Territory ("Competitive Product Infringement"), EyeTech shall have the primary right, but not the obligation, to initiate, prosecute and control any action with respect to such infringement in the Territory, by counsel of its own choice, to secure the cessation of the infringement or to enter suit against the infringer. CMI shall have the right to participate in any such action with respect to the Sublicensed Patents and to be represented by counsel of its own choice. If EyeTech fails to bring an action or proceeding to enforce a Sublicensed Patent within a period of one hundred twenty (120) days after having knowledge of infringement of such Sublicensed Patent, then CMI shall have the right to bring and control any such action by counsel of its own choice, and EyeTech shall have the right to participate in such action and be represented by counsel of its own choice. If a Party brings any such action or proceeding under this Section 6.15(b), the other Party agrees to be joined as a party plaintiff and to give the first Party reasonable assistance and authority to control, file and prosecute the suit as necessary. The costs and expenses of the Party bringing suit under this Section 6.15(b) (including the internal costs and expenses specifically attributable to such suit) shall be reimbursed first out of any damages or other monetary awards recovered in favor of the Parties, and any remaining damages shall be treated as Net Sales of EyeTech in its Territory if EyeTech controlled the action or allocated between the parties in accordance with their economic interest in the profitability of Products if CMI controlled the action. No settlement or consent judgment or other voluntary final disposition of a suit under this Section 6.15(b) relating to a Sublicensed Patent may be entered into without the consent of CMI, not to be unreasonably withheld.

                  (c) Enforcement of Sublicensed Patents against Non-Competitive Products. With respect to any infringement of Sublicensed Patents within the Field of Use and within the Territory that is not a Competitive Product Infringement, CMI or USC (in the event that CMI elects not to take any action pursuant to this Section 6.15(c)) shall have the primary right, but not the obligation, to initiate, prosecute and control any action with respect to such infringement, by counsel of its own choice, to secure the cessation of the infringement or to enter suit against the infringer and shall be the "Lead Party" and EyeTech shall be the "Secondary Party". The Secondary Party shall have the right to participate in any such action with respect to its Patents and to be represented by counsel of its own choice. If the Lead Party fails to bring an action or proceeding to enforce a Sublicensed Patent within a period of one hundred twenty (120) days after having knowledge of infringement of such Sublicensed Patent, then the Secondary Party shall have the right to bring and control any such action by counsel of its own choice, and the Lead Party shall have the right to participate in such action and be represented by counsel of its own choice. If a Party brings any such action or proceeding hereunder, the other Party agrees to be joined as a party plaintiff and to give the first Party reasonable assistance and authority to control, file and prosecute the suit as necessary. The costs and expenses of the Party bringing suit under this Section 6.15(c) (including the internal costs and expenses specifically attributable to such suit) shall be reimbursed first out of any damages or other monetary awards recovered in favor of the Parties, and any remaining damages shall be paid to CMI if CMI controlled the action, or paid to each Party in proportion to their expenditures in such action, if EyeTech controlled the action. No settlement or consent judgment or other voluntary final disposition of a suit under this Section 6.15(c) relating to a Sublicensed Patent may be entered into without the consent of CMI, not to be unreasonably withheld.

         6.16     Infringement of Third Party's Rights.

                  (a) If the practice of the Sublicensed Patents through the manufacture, use or sale of Products by EyeTech, its Affiliates or sublicensees results in a claim for patent infringement against EyeTech, its Affiliates or sublicensees, the Party to this Agreement first having notice of that claim shall promptly notify the other Party in writing. The notice shall set forth the facts of the claim in reasonable detail. The Parties acknowledge USC's right (as provided under the terms of the USC License) to participate in any action initiated pursuant to Section 6.16.

                  (b) If a Third Party asserts that a patent or other right owned by or sublicensed to it is infringed by the practice of the Sublicensed Patents through the manufacture, use or sale of Products by EyeTech, its Affiliates or sublicensees pursuant to the Sublicense, EyeTech may attempt to resolve the problem raised by the asserted infringement. The matter shall be deemed resolved if EyeTech obtains: (a) a Sublicense permitting EyeTech to manufacture, use and sell Products in that country on a royalty-free or royalty-bearing basis; (b) a statement or representation from the Third Party that: (1) no action will be taken against EyeTech, CMI, USC or AME or their respective Affiliates or sublicensees, or (2) that the patent or other right is not infringed by the manufacture, use or sale of Products by EyeTech, its Affiliates or its sublicensees; or (c) a final judgment by a court of competent jurisdiction from which no appeal has or can be taken that the Third Party's patent(s) alleged to be infringed is invalid, or the Third Party's patent(s) or other right(s) are unenforceable or not infringed by the manufacture, use or sale of Products by EyeTech, its Affiliates or sublicensees. EyeTech shall have the primary right to defend any such claim. CMI shall have the right, but not the obligation, to participate in any such suit at its sole option and at its own expense. Each Party shall reasonably cooperate with the Party conducting the defense of the claim. Neither Party shall enter into any settlement that affects the other Party's rights or interests without such other Party's prior written consent, not to be unreasonably withheld. If EyeTech makes a payment to any Third Party in the course of defending or settling any claim brought by a Third Party pursuant to this Section 6.16, EyeTech shall be entitled to offset a percentage of all such amounts against royalties due to CMI hereunder as provided in
Section 3.3(c).

         6.17     Development and Manufacturing.

         EyeTech shall be the sole arbiter of decisions regarding manufacturing and development of the Antibodies and Products contemplated hereunder except that Eyetech shall act with Reasonable Diligence in making such decisions. Eyetech shall be solely responsible for the costs associated with the development, manufacture of and supply of any and all Products following the Effective Date, including without limitation for clinical trials and commercialization.

         6.18 Use of Names, Logos or Symbols. No Party hereto shall use the name, trademarks, logos, physical likeness, employee names or owner symbol of the other Party hereto for any purpose, including, without limitation, in connection with any private or public securities placements, without the prior written consent of the affected Party, such consent not to be unreasonably withheld or delayed so long as such use of name is limited to objective statements of fact, rather than for endorsement purposes. Nothing contained herein shall be construed as granting either Party any rights or Sublicense to use any of the other Party's trademarks or trade names without separate, express written permission of the owner of such trademark or trade name.

                                    SECTION 7
                                 INDEMNIFICATION

         7.1      Indemnification.

                  (a) CMI shall indemnify, defend and hold EyeTech (and its directors, officers, employees, consultants, Affiliates and sublicensees) (each, an "EyeTech Indemnitee") harmless from and against any and all Damages incurred or suffered by an EyeTech Indemnitee as a result of Third Party claims, actions or proceedings (collectively, "EyeTech Claims") to the extent such EyeTech Claims are a consequence of:

                           (1)      the breach or alleged breach of any
representation or warranty by CMI hereunder, or

                           (2)      the negligence or misconduct of CMI in
connection with its activities under this Agreement;

except to the extent such EyeTech Claims are a consequence any of the items in Sections 7.1(b)(1), (2) or (3).

                  (b) EyeTech shall indemnify, defend and hold CMI, USC and AME (and their respective directors, officers, employees, consultants and Affiliates) (each, a "CMI Indemnitee") harmless from and against any and all Damages incurred or suffered by a CMI Indemnitee as a result of Third Party claims, actions or proceedings (collectively, "CMI Claims") to the extent such CMI Claims are a consequence of:

                           (1)      the breach or alleged breach of any
representation or warranty by EyeTech hereunder;

                           (2)      the negligence or willful misconduct of
EyeTech in connection with its activities under this Agreement;

                           (3)      the possession, research, development,
manufacture, use, offer for sale, sale, administration, storage or transport of Antibodies or Products by EyeTech or its Affiliates or sublicensees;

except to the extent such CMI Claims are a consequence any of the items in Sections 7.1(a)(l) or (2); provided, however, EyeTech shall have no liability or obligation under this Section for any CMI Claims that are a consequence of (x) the breach or alleged breach of any representation or warranty in this Agreement, the USC License or the AME Agreement by any CMI Indemnitee or (y) the negligence or willful misconduct of any CMI Indemnitee.

         7.2 Mechanics. If a Party or its Affiliate has a right to be indemnified under this Section 7 (the "Indemnified Party"), such Party or Affiliate (i) shall give prompt notice of such EyeTech Claim or CMI Claim, as the case may be (as applicable, a "Claim"), to the other Party (the "Indemnifying Party") and (ii) subject to Sections 6.15 and 6.16 of this Agreement, will have the first right to defend any Claims for which it is entitled to indemnification from the other Party under Section 7.1, with the cooperation and at the expense of such other Party, provided that it will not settle any such Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnified Party is defending a Claim, the Indemnifying Party shall have the right to be present in person or through counsel at substantive legal proceedings. In the event that the Parties cannot agree as to the application of Section 7.1 to any Damages or Claim, the Parties may conduct separate defenses of such claim. Each Party further reserves the right to claim indemnity from the other in accordance with Section 7.1 upon resolution of the underlying claim.

         7.3 Insurance Coverage. Each Party represents and warrants that it is covered and will continue to be covered by a comprehensive general liability insurance program that covers all of each Party's activities and obligations hereunder in accordance with reasonable pharmaceutical industry standards, and in the case of EyeTech, in an amount no less than the coverage levels specified in the USC License. In addition, EyeTech shall use reasonable commercial efforts to cause USC and AME to be added as named insureds to the insurance policies that EyeTech maintains pursuant to this Section 7.3. Each Party will provide the other Party with written notice at least fifteen (15) days prior to any cancellation or material change in such insurance program. Each Party will maintain such insurance program, or other program with comparable coverage, beyond the expiration or termination of this Agreement during the period in which any Product is being commercially distributed or sold, and for a commercially reasonable period thereafter.

         7.4 Indemnification Payment Adjustments. If any Indemnified Party shall have received any payment pursuant to this Section 7 with respect to any Damages and shall subsequently have received insurance proceeds with respect to such Damages, then such Indemnified Party shall pay to the Indemnifying Party an amount equal to the difference (if any) between (1) the sum of the amount of those insurance proceeds received and the amount of the payment by such Indemnifying Party pursuant to this Section 7 with respect to such Damages and
(2) the amount necessary to fully and completely indemnify and hold harmless such Indemnified Party from and against such Damages; provided, however, in no event will such Indemnified Party have any obligation pursuant to this sentence to pay to such Indemnifying Party an amount greater than the amount of the payment by such Indemnifying Party pursuant to this Section 7 with respect to such Damages.

         7.5 Indemnification Payment. Upon the final determination of liability and the amount of the indemnification payment under this Section 7, the appropriate Party shall pay to the other in immediately available funds, within thirty (30) Business Days after such determination, the amount of any claim for indemnification made hereunder.

         7.6 Survival. The provisions of this Section 7 shall survive any termination of this Agreement with respect to actions of the Parties during the term of the Agreement or the term of any Sublicense to EyeTech, whichever occurs later. Each Indemnified Party's rights under this Section 7 shall not be deemed to have been waived or otherwise affected by such Indemnified Party's waiver of the breach of any representation, warranty, agreement or covenant contained in or made pursuant to this Agreement, unless such waiver expressly and in writing also waives any or all of the Indemnified Party's right under Section 7.

                                    SECTION 8
                                  MISCELLANEOUS

         8.1 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, that neither CMI nor EyeTech may assign any of its rights, duties or obligations hereunder with the prior written consent of the other, which consent may not be unreasonably withheld, except that no prior written consent shall be required in the event that a Third Party acquires substantially all of the assets or outstanding shares of, or merges with, EyeTech or CMI, as the case may be. No assignment of this Agreement or of any rights hereunder shall relieve the assigning Party of any of its obligations or liability hereunder. Any attempted assignment not in compliance with this
Section 8.1 shall be of no force or effect.

         8.2 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, prepaid telex, cable, telegram or facsimile and confirmed in writing, or mailed first class, postage prepaid, by registered or certified mail, return receipt requested (mailed notices and notices sent by telex, cable or telegram shall be deemed to have been given on the date received) as follows:

                           If to CMI, as follows:

                           Cell-Matrix, Inc.
                           Administrative Offices
                           4 Hook Road
                           Sharon Hill, Pennsylvania 19079
                           Attn: Raymond A. Mirra, Jr. - Chief Executive Officer

                           With a copy to:

                           Cell-Matrix, Inc.
                           Administrative Offices
                           4 Hook Road
                           Sharon Hill, Pennsylvania 19079
                           Attn: Joseph Troilo, Jr. - General Counsel

                           If to EyeTech, as follows:

                           EyeTech Pharmaceuticals, Inc.
                           666 Fifth Avenue, 35th Floor
                           New York, N.Y. 10103
                           Facsimile: (212) 582-2645
                           Attn: David R. Guyer-Chief Executive Officer

or in any case to such other address or addresses as hereafter shall be furnished as provided in this Section 8.2 by any Party hereto to the other Party.

         8.3 Waiver; Remedies. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument executed by such Party. No delay on the part of CMI or EyeTech in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either CMI or EyeTech of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

         8.4 Survival of Representations. Each of the representations and warranties made in this Agreement shall survive the expiration or termination of this Agreement only with respect to activities conducted or events occurring prior to the expiration or termination of the Agreement.

         8.5 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements or understandings of the Parties relating thereto.

         8.6 Amendment. This Agreement may be modified or amended only by written agreement of the Parties hereto.

         8.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

         8.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, excluding its choice of law rules, except for the application of the Federal Arbitration Act pursuant to
Section 8.9(c)(ii).

         8.9      Dispute Resolution.

                  (a) The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement that relate to either party's rights and/or obligations hereunder or thereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation; provided, however, no matter with respect to the development or commercialization of the Antibodies or Products for which EyeTech has full plenary power hereof shall be subject to the dispute resolution or arbitration procedures set forth herein without EyeTech's express written consent. To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 8.9 if and when a dispute arises under this Agreement. In the event of disputes between the Parties, a Party seeking to resolve such dispute will, by written notice to the other Party, have such dispute referred to their respective executive officers designated below or their successors, for attempted resolution by good faith negotiations within fourteen (14) days after such notice is received. Said designated officers are as follows:

                  For EyeTech:           Chief Executive Officer
                  For CMI:               Chief Executive Officer

         In the event the designated executive officers are not able to resolve such dispute, either party may at any time after the 14 day period invoke the provisions of Section 8.9(b) hereinafter.

                  (b) Following settlement efforts pursuant to Section 8.9(a), any dispute, controversy or claim arising out of or relating to the validity, construction, enforceability or performance of this Agreement, including disputes relating to alleged breach or to termination of this Agreement under Section 4, other than disputes which are expressly prohibited herein from being resolved by this mechanism, shall be settled by binding Alternative Dispute Resolution ("ADR") in the manner described below:

                           (i)      If a party intends to begin an ADR to
resolve a dispute, such party shall provide written notice (the "ADR Request") to counsel for the other party informing such other party of such intention and the issues to be resolved. From the date of the ADR Request and until such time as any matter has been finally settled by ADR, the running of the time periods contained in Section 4.3 as to which party must cure a breach of this Agreement shall be suspended as to the subject matter of the dispute.

                           (ii)     Within ten (10) business days after the
receipt of the ADR Request, the other party may, by written notice to the counsel for the party initiating ADR, add additional issues to be resolved.

                           (iii)    Disputes regarding the scope, validity and
enforceability of Patents shall not be subject to this Section 8.9 and such Patent disputes shall be submitted to a court of competent jurisdiction.

                  (c) The ADR shall be conducted pursuant to the Federal Rules of Evidence and Civil Procedure then in effect (or such other rules as the Parties may mutually agree), except that notwithstanding those rules, the following provisions shall apply to the ADR hereunder:

                           (i)      The arbitration shall be conducted by a
panel of three arbitrators (the "Panel"). The Panel shall be selected from a pool of retired independent federal judges to be presented to the Parties by JAMS.

                           (ii)     The time periods set forth in the JAMS rules
shall be followed, unless a party can demonstrate to the Panel that the complexity of the issues or other reasons warrant the extension of one or more of the time tables. In such case, the Panel may extend such time tables, but in no event shall the time tables being extended so that the ADR proceeding extends more than 18 months from its beginning to the Award. In regard to such time tables, the Parties (i) acknowledge that the issues that may arise in any dispute involving this Agreement may involve a number of complex matters and
(ii) confirm their intention that each party will have the opportunity to conduct complete discovery with respect to all material issues involved in a dispute within the framework provided above. Within such time frames, each party shall have the right to conduct discovery in accordance with the Federal Rules of Civil Procedure. The Panel shall not award punitive damages to either party and the Parties shall be deemed to have waived any right to such damages. The Panel shall, in rendering its decision, apply the substantive law of the State of Delaware, without regard to its conflict of laws provisions, except that the interpretation of and enforcement of this Section 8.9(c)(ii) shall be governed by the Federal Arbitration Act. The Panel shall apply the Federal Rules of Evidence to the hearing. The proceeding shall take place in Wilmington, Delaware; New York, New York; or Philadelphia, Pennsylvania. The fees of the Panels and JAMS shall be paid by the losing Party that shall be designated by the Panel. If the Panel is unable to designate a losing party, it shall so state and the fees shall be split equally between the Parties.

                           (iii)    The Panel is empowered to award any remedy
allowed by law, including money damages, multiple damages, prejudgment interest and attorneys' fee, and to grant final, complete, interim, or interlocutory relief, including injunctive relief but excluding punitive damages.

                           (iv)     Except as set forth in Section 8.9(c)(ii),
above, each party shall bear its own legal fees. The Panel shall assess its costs, fees and expenses against the party losing the ADR unless it believes that neither party is the clear loser, in which case the Panel shall divide such fees, costs and expenses according to the Panel's sole discretion.

                           (v)      The ADR proceeding shall be confidential and
the Panel shall issue appropriate protective orders to safeguard each party's Proprietary Information. Except as required by law, no party shall make (or instruct the Panel to make) any public announcement with respect to the proceedings or decision of the Panel without prior written consent of each other party. The existence of any dispute submitted to ADR, and the award, shall be kept in confidence by the Parties and the Panel, except as required in connection with the enforcement of such award or as otherwise required by applicable law.

                  (d) The Parties agree that judgment on any arbitral award issued pursuant to this Section 8.9 shall be entered in the United States District Court for the District of Delaware or, in the event such court does not have subject matter jurisdiction over the dispute in question, such judgment shall be entered in the trial courts of the State of Delaware, and each Party agrees to the co-exclusive personal jurisdiction of such courts for the purpose of entry of such a judgment.

         8.10 Captions. All section titles or captions contained in this Agreement, in any Exhibit referred to herein and the table of contents, if any, to this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

         8.11 No Third Party Rights or Obligations. Except as otherwise expressly provided in this Agreement, no provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights or obligation in any Person not a Party to this Agreement.

         8.12 Severability. If any provision of this Agreement is found or declared to be invalid or unenforceable by any court or other competent authority having jurisdiction, such finding or declaration shall not invalidate any other provision hereof, and this Agreement shall thereafter continue in full force and effect. In the event any such provision is so declared invalid or unenforceable, the Parties shall negotiate an alternative provision that closely approximates the Parties' intent, to the extent allowable under law.

         8.13 Attachments. All Exhibits and other attachments to this Agreement are by this reference incorporated herein and made a part of this Agreement.

         8.14 Disclaimer of Agency. This Agreement shall not constitute any Party the legal representative or agent of another, nor shall any Party have the right or authority to assume, create, or incur any Third Party liability or obligation of any kind, express or implied, against or in the name of or on behalf of another except as expressly set forth in this Agreement.

         8.15 Interpretation. This Agreement has been jointly prepared by the Parties and their respective legal counsel and shall not be strictly construed against either Party.

         8.16 Force Majeure. Each of the Parties hereto shall be excused from the performance of its obligations hereunder (except the payment of money) in the event such performance is prevented by force majeure, provided that the non-performing Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the non-performing Party makes and continues to make reasonable efforts to remove or overcome the condition. For the purposes of this Agreement, force majeure shall mean any act of God, fire, casualty, flood, war, earthquake, strike, failure of public utilities, any act, exercise, assertion or requirement of governmental authority, accident, epidemic, destruction of facilities, or such other similar occurrences beyond the control of the Party whose performance is affected.

         8.17 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY OR ITS RESPECTIVE AFFILIATES AND PERMITTED SUBLICENSEES BE LIABLE FOR SPECIAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE, EXCEPT TO THE EXTENT SUCH PARTY MAY BE REQUIRED TO INDEMNIFY THE OTHER PARTY FROM SUCH DAMAGES CLAIMED BY THIRD PARTIES UNDER SECTION 7.

         8.18 No Assumption of Obligations. Except as expressly provided in this Agreement: (i) neither Party is assuming any of the other Party's responsibilities, duties (including, without limitation, compliance with all applicable laws and regulations), obligations (including payment obligations), claims, Damages, liabilities, burdens and problems of any nature whatsoever (collectively, "Obligations"), whether by operation of law or otherwise, and
(ii) without limiting the foregoing, EyeTech is not assuming any of CMI's Obligations with respect to Transferred Assets.

                         [SIGNATURES ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

CELL-MATRIX, INC.                           EYETECH PHARMACEUTICALS, INC.

By: /s/ Raymond A. Mirra, Jr.               By: /s/ David R. Guyer
  -----------------------------------         ----------------------------------
  Name: Raymond A. Mirra, Jr.                 Name: David R. Guyer
  Chairman of the Board and CEO               Title: Chief Executive Officer

WE HEREBY CONSENT TO AND APPROVE OF THE SUBLICENSE GRANTED HEREIN:

THE UNIVERSITY OF SOUTHERN CALIFORNIA

By: /s/ Dennis F. Dougherty
   ----------------------------
   Name:  Dennis F. Dougherty
   Title: Senior Vice President
          Administration

                                LIST OF EXHIBITS

Exhibit A:  Product Data Package (see definition of "Product Data Package")

Exhibit B:  Transferred Assets and Manufacturing Information (see Section 2.2)

Exhibit C:  Sublicensed Patents (see definition and Section 5.6)

                                    EXHIBIT A

(i) Pre-clinical and Clinical Development Protocols, Data, and Reports:

         a. Confidential Description of Anti-angiogenis and Anti-Tumor Activity of Monoclonal Antibody HUIV26 (attached).

         b. Confidential Description of Inhibition of Retinal Angiogenesis by MonoClonal Antibody HUIV26 (attached).

         c. Anti-angiogenic and Anti-tumor data for Monoclonal Antibody HUI77 (attached).

         d. Anti-angiogenic and Anti-tumor data for Monoclonal Antibody XL313 (attached).

(ii) Manufacturing Development Technical Reports.

        [***]

(iii) Toxicology Reports: None

(iv) Other : None

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

[98 Pages of Proprietary Information Deleted Pursuant to Confidential Treatment Request]

Exhibit B Transferred Assets

[2 Pages of Proprietary Information Deleted Pursuant to Confidential Treatment Request]

                                    EXHIBIT C

Sublicensed Patents

U.S. Patent Application-Serial No.: [***]

PCT International Application-Serial No.: [***]


*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.